MASTERS' SELECT EQUITY
         FUND

  Purchase of Wellchoice, Inc. through
  Credit Suisse First Boston Corp.


  Terms:

  Trade date:  11/07/02
  Shares: 200
  Price:  $25.00
  Transaction Amount:  $5,000


  Syndicate members:

  *  Legg Mason Wood Walker
  **Prudential Securities, Inc.


  It was determined that the
  transaction was done pursuant to the
  exemption provided by rule 10f-3
  and in accordance with the Funds
  procedures.

  *  Affiliated Broker to Legg Mason,
  subadvisor.
  **Affiliated Broker to Jennison
  Associates, subadvisor.